Exhibit 99.2

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

On March 22, 2013, TriCan Tire Distributors Inc. (“TriCan”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”), and American Tire Distributors, Inc. (“ATDI”), a direct wholly-owned subsidiary of Holdings, entered into a Share Purchase Agreement (the “Purchase Agreement”) with Regional Tire Holdings Inc., a corporation formed under the laws of the Province of Ontario (“Holdco”), Regional Tire Distributors Inc., a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Holdco (“RTD”), and the shareholders of Holdco (“Sellers”), pursuant to which TriCan agreed to acquire from Sellers all of the issued and outstanding shares of Holdco for a purchase price of $62.5 million (the “Acquisition”). RTD is a wholesale distributor of tires, tire parts, tire accessories and related equipment in the Ontario and Atlantic provinces of Canada.

The Acquisition was completed on April 30, 2013 for aggregate cash consideration of approximately $64.9 million (the “Adjusted Purchase Price”) which includes initial working capital adjustments. The Acquisition was funded by borrowings under the Company’s Sixth Amended and Restated Credit Agreement (the “ABL Facility”), as amended as more fully described below. The Adjusted Purchase Price is subject to certain post-closing adjustments, including, but not limited to, the finalization of working capital adjustments.

In connection with the Acquisition, on March 22, 2013, Holdings entered into the First Amendment to the Sixth Amended and Restated Credit Agreement (the “First Amendment”). The First Amendment (1) provides the U.S. Borrowers under the agreement with a new first-in last-out facility (the “FILO Facility”) in an aggregate principal amount of up to $60.0 million, subject to a borrowing base specific thereto, and (2) increases the aggregate principal amount available under the Canadian ABL Facility from $60.0 million to $100.0 million, subject to the Canadian borrowing base. The additional borrowings provided for under the First Amendment were contingent upon, among other things, the closing of the Acquisition on or before May 31, 2013. The closing of the Acquisition occurred, and the borrowings under the FILO Facility became available, on April 30, 2013. The First Amendment also made certain other changes to the Sixth Amended and Restated Credit Agreement and added RTD as a party upon the closing of the Acquisition. The maturity date for the FILO Facility is 18 months from April 30, 2013. The First Amendment did not change the maturity dates of the U.S. ABL Facility or the Canadian ABL Facility or the material terms under which either facility may be accelerated or the U.S. ABL Facility may be increased. Immediately following the closing of the Acquisition, $50.1 million was drawn on the FILO Facility.

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of the Company and RTD and has been prepared to illustrate the effects of the Acquisition. The Company and RTD have different fiscal year ends. The Company’s fiscal year is based on either a 52- or 53 week period ending on the Saturday closest to each December 31 while RTD’s fiscal year ends on January 31. Accordingly, the unaudited pro forma condensed combined balance sheet as of December 29, 2012 combines the Company’s historical audited consolidated balance sheet as of December 29, 2012 with RTD’s historical audited consolidated balance sheet as of January 31, 2013. The unaudited pro forma condensed combined balance sheet as of December 29, 2012 gives effect to the Acquisition as if it had occurred on December 29, 2012, and includes only factually supportable adjustments that are directly attributable to the Acquisition regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statement of operations for the year ended December 29, 2012 combines the Company’s historical audited consolidated statement of operations for the year ended December 29, 2012 with RTD’s historical audited consolidated statement of operations for the year ended January 31, 2013. The unaudited pro forma condensed combined statement of operations for the year ended December 29, 2012 gives effect to the Acquisition as if it had occurred on January 1, 2012 (the first day of the Company’s 2012 fiscal year), and includes only factually supportable adjustments that are directly attributable to the Acquisition and expected to have a continuing effect.

The Acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of RTD based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation reflects management’s best estimates of fair value, which are based on key assumptions of the Acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. Pro forma adjustments arising from the Acquisition are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments such as increased amortization expense on acquired intangible assets, changes in interest expense on the debt incurred to complete the Acquisition and debt repaid as part of the Acquisition as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	Accompanying notes
•	Separate audited consolidated financial statements of Holdings included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012
•	Separate audited consolidated financial statements of RTD for the years ended January 31, 2013, 2012 and 2011, included in Exhibit 99.1 of this report

The unaudited pro forma condensed combined financial information has been presented for information purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. As a result, they do not reflect future events that may occur after the Acquisition, including the potential realization of any cost savings from operating efficiencies, synergies, restructuring or any other costs relating to the integration of the two companies. Therefore, the actual amounts recorded as of the date of acquisition and thereafter may differ from the information presented herein.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 29, 2012

(In Thousands of US Dollars)

	Holdings	RTD	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$25,951	$760	$—		$26,711
Accounts receivable, net	301,303	7,479	—		308,782
Inventories	721,672	20,258	2,900	(A)	744,830
Income tax receivable	369	—	—		369
Deferred income taxes	16,458	—	(774)	(B)	15,684
Assets held for sale	7,151	—	—		7,151
Other current assets	20,695	675	—		21,370

Total current assets	1,093,599	29,172	2,126		1,124,897

Property and equipment, net	129,882	993	—		130,875
Goodwill	483,143	2,729	(2,729)	(C)
			15,545	(D)	498,688
Other intangible assets, net	738,698	7,254	(7,254)	(C)
			43,923	(E)	782,621
Other assets	58,680	60	801	(F)	59,541

Total assets	$2,504,002	$40,208	$52,412		$2,596,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$502,221	$12,105	$—		$514,326
Accrued expenses	44,916	3,072	—		47,988
Bank indebtedness	—	2,461	(2,461)	(G)	—
Current maturities of long-term debt	493	1,839	(1,839)	(G)	493

Total current liabilities	547,630	19,477	(4,300)		562,807

Long-term debt	950,711	2,049	(2,049)	(G)
			67,031	(H)	1,017,742
Deferred income taxes	285,345	1,931	9,804	(B)	297,080
Other liabilities	14,662	—	—		14,662
Commitments and contingencies
Stockholders’ equity:
Common stock	—	1,491	(1,491)	(I)	—
Additional paid-in capital	756,338	—	—		756,338
Accumulated (deficit) earnings	(50,541)	14,279	(14,279)	(I)
			(1,323)	(J)	(51,864)
Accumulated other comprehensive income (loss)	(143)	398	(398)	(I)	(143)

Total stockholders’ equity attributable to stockholders	705,654	16,168	(17,491)		704,331
Non-controlling interest	—	583	(583)	(I)	—

Total liabilities and stockholders’ equity	$2,504,002	$40,208	$52,412		$2,596,622

See accompanying notes to unaudited pro forma condensed combined financial information.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 29, 2012

(In Thousands of US Dollars)

In thousands	Holdings	RTD	Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,455,864	$113,574	$—		$3,569,438
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	2,887,421	89,280	—		2,976,701
Selling, general and administrative expenses	506,408	17,648	7,033	(K)	531,089
Transaction expenses	5,246	—	—		5,246

Operating income (loss)	56,789	6,646	(7,033)		56,402
Other income (expense):
Interest expense, net	(72,918)	(76)	133	(L)
			(2,554)	(M)	(75,415)
Gain on acquisition	—	2,033	(2,033)	(N)	—
Equity accounted income	—	107	—		107
Other, net	(3,895)	52	—		(3,843)

Income (loss) from operations before income taxes	(20,024)	8,762	(11,487)		(22,749)
Income tax provision (benefit)	(5,678)	1,803	(3,067)	(O)	(6,942)

Net income (loss)	$(14,346)	$6,959	$(8,420)		$(15,807)

See accompanying notes to unaudited pro forma condensed combined financial information.

American Tire Distributors Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

On March 22, 2013, TriCan Tire Distributors Inc. (“TriCan”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”), and American Tire Distributors, Inc. (“ATDI”), a direct wholly-owned subsidiary of Holdings, entered into a Share Purchase Agreement (the “Purchase Agreement”) with Regional Tire Holdings Inc., a corporation formed under the laws of the Province of Ontario (“Holdco”), Regional Tire Distributors Inc., a corporation formed under the laws of the Province of Ontario and a wholly-owned subsidiary of Holdco (“RTD”), and the shareholders of Holdco (“Sellers”), pursuant to which TriCan agreed to acquire from Sellers all of the issued and outstanding shares of Holdco for a purchase price of $62.5 million (the “Acquisition”). Holdco has no significant assets or operations other than its ownership of RTD. The operations of RTD constitute the operations of Holdco. RTD is a wholesale distributor of tires, tire parts, tire accessories and related equipment in the Ontario and Atlantic provinces of Canada.

The Acquisition was completed on April 30, 2013 for aggregate cash consideration of approximately $64.9 million (the “Adjusted Purchase Price”) which includes initial working capital adjustments. The Acquisition was funded by borrowings under the Company’s Sixth Amended and Restated Credit Agreement (the “ABL Facility”), as amended as more fully described below. The Adjusted Purchase Price is subject to certain post-closing adjustments, including, but not limited to, the finalization of working capital adjustments.

In connection with the Acquisition, on March 22, 2013, Holdings entered into the First Amendment to the Sixth Amended and Restated Credit Agreement (the “First Amendment”). The First Amendment (1) provides the U.S. Borrowers under the agreement with a new first-in last-out facility (the “FILO Facility”) in an aggregate principal amount of up to $60.0 million, subject to a borrowing base specific thereto, and (2) increases the aggregate principal amount available under the Canadian ABL Facility from $60.0 million to $100.0 million, subject to the Canadian borrowing base. The additional borrowings provided for under the First Amendment were contingent upon, among other things, the closing of the Acquisition on or before May 31, 2013. The closing of the Acquisition occurred, and the borrowings under the FILO Facility became available, on April 30, 2013. The First Amendment also made certain other changes to the Sixth Amended and Restated Credit Agreement and added RTD as a party upon the closing of the Acquisition. The maturity date for the FILO Facility is 18 months from April 30, 2013. The First Amendment did not change the maturity dates of the U.S. ABL Facility or the Canadian ABL Facility or the material terms under which either facility may be accelerated or the U.S. ABL Facility may be increased. Immediately following the closing of the Acquisition, $50.1 million was drawn on the FILO Facility.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of the Company and RTD and has been prepared to illustrate the effects of the Acquisition. The Company and RTD have different fiscal year ends. The Company’s fiscal year is based on either a 52- or 53 week period ending on the Saturday closest to each December 31 while RTD’s fiscal year ends on January 31. Accordingly, the unaudited pro forma condensed combined balance sheet as of December 29, 2012 combines the Company’s historical audited consolidated balance sheet as of December 29, 2012 with RTD’s historical audited consolidated balance sheet as of January 31, 2013 and gives effect to the Acquisition as if it had occurred on December 29, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 29, 2012 combines the Company’s historical audited consolidated statement of operations for the year ended December 29, 2012 with RTD’s historical audited consolidated statement of operations for the year ended January 31, 2013 and gives effect to the Acquisition as if it had occurred on January 1, 2012 (the first day of the Company’s 2012 fiscal year). The difference in fiscal periods for the Company and RTD is considered to be insignificant and no related adjustments have been made in the preparation of these unaudited pro forma condensed combined financial statements. In addition, certain amounts in the RTD consolidated financial statements have been reclassified to conform to the Company’s basis of presentation.

3. Preliminary Estimated Purchase Price Allocation

The Acquisition has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of RTD based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation of the purchase price, as if the Acquisition occurred on December 29, 2012, is as follows:

In thousands
Cash	$760
Accounts receivable	7,479
Inventory	23,158
Other current assets	675
Property and equipment	993
Intangible assets	43,923
Other assets	60

Total assets acquired	77,048
Accounts payable	12,105
Accrued and other liabilities	3,072
Deferred income taxes	12,509
Debt	—

Total liabilities assumed	27,686
Net assets acquired	49,362
Goodwill	15,545

Purchase price allocation	$64,907

4. Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	Reflects an adjustment to RTD’s inventory to its estimated fair market value, which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for completing the selling effort.

(B)	Reflects a decrease in deferred tax assets related to the increase in the value of RTD’s inventory, an increase in deferred tax liabilities related to the preliminary estimated fair market value of RTD’s customer list, trade name and favorable leases intangible assets assuming an effective tax rate of 26.7% and a decrease in deferred tax liabilities for the reversal of deferred taxes previously recorded by RTD on intangibles assets that were eliminated.

(C)	Represents the elimination of RTD’s pre-acquisition goodwill of $2.7 million and $7.3 million of other identifiable intangible assets, net.

(D)	Reflects the excess of the purchase price over the fair value of identified assets acquired and liabilities assumed (See Note 3).

(E)	Reflects the estimated fair value of identifiable intangible assets based upon a preliminary valuation analysis for the purpose of these pro forma condensed combined financial statements. The preliminary allocation of identifiable intangible assets and their useful lives are as follows:

Dollars In thousands	Estimated Useful Life	Estimated Fair Value
Customer list	16 years	$41,632
Tradename	5 years	1,921
Favorable leases	4 years	370

Total		$43,923

(F)	Reflects the capitalization of deferred financing costs incurred in connection with the First Amendment to the Sixth Amended and Restated Credit Agreement. These costs are deferred and recognized over the term of the respective facility.

(G)	Reflects the elimination of RTD’s debt. These amounts were paid off in connection with the Acquisition.

(H)	As of the Acquisition date, the Company increased its outstanding balance under its ABL Facility by $67.0 million. A reconciliation of the components is as follows:

In thousands	Inc (Dec)
First Amendment to ABL Facility closing fees	$801
Purchase of RTD	64,907
Transaction costs	1,323

Net adjustment	$67,031

(I)	Represents the elimination of the separate components of RTD’s historical stockholders’ equity.

(J)	Reflects the payment of transaction costs related to the Acquisition, which were funded by the Company’s ABL Facility. The impact of the transaction costs have not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations since these costs are expected to be nonrecurring in nature.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(K)	Represents $7.3 million for the estimated amortization of the finite-lived intangible assets, discussed in (E) above, based upon the preliminary valuation and estimated useful lives. The estimated useful lives have been determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows. This balance is also net of $0.3 million for the reversal of the amortization of identifiable intangible assets as previously recorded by RTD that has been eliminated.

(L)	Represents the reversal of interest expense recognized by RTD related to debt that was paid-off in conjunction with the Acquisition.

(M)	Represents the estimated increase in interest expense associated with incremental borrowings incurred on the Company’s ABL Facility to finance the Acquisition. The Company used the weighted-average interest rate for the fiscal year ended December 29, 2012 to calculate the estimated increase in interest expense. In addition, the amortization of deferred financing costs was included to determine the total increase in interest expense.

(N)	Reflects the elimination of RTD’s nonrecurring gain on acquisition.

(O)	For purposes of the pro forma financial statements, the Canadian statutory rate of 26.7% has been used to calculate the tax effect associated with the pro forma adjustments. This rate is an estimate and does not take into account future tax strategies that may apply to the entire Company.